Certain identified information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the Registrant if publicly disclosed.

FOURTH AMENDMENT

to

ADMINISTRATION Agreement

Between

THE F/m FUNDS Trust

(formerly known as The First Western funds trust)

and

Ultimus Fund Solutions, LLC

This Fourth Amendment (the “Amendment”) amends and revises the Administration Agreement, dated August 16, 2012, as amended July 1, 2018, April 16, 2019 and December 29, 2020 (collectively, the “Agreement”), between The F/m Funds Trust (the “Trust”), an Ohio business trust (formerly known as The First Western Funds Trust) and Ultimus Fund Solutions, LLC (“Ultimus”), an Ohio limited liability company (collectively, the “Parties”). Except as set forth in this Amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is a conflict between this Amendment and the Agreement, the terms of this Amendment will prevail.

The Parties agree to amend the Agreement as follows:

1.	The first sentence of Section 6 of the Agreement is deleted and amended to read as set forth below:

“The term of this Agreement shall continue in effect, unless earlier terminated by either party hereto as provided hereunder, for a period of three years from August 2, 2021.”

2.      The first section of Schedule B to this Agreement is amended by adding the following sentence thereto:

“Ultimus’ fee for the reorganization of an existing fund into a new series of the Trust (including the preparation and filing of Form N-14 and Form N-1A with the Securities and Exchange Commission (the “SEC”) and responses to SEC comments, the preparation of an Agreement and Plan of Reorganization, the updating of operating agreements, the preparation and filing of prospectus supplements and other shareholder communications, the preparation of board materials related to the reorganization, and the coordination of matters related to the special shareholders’ meeting) shall be $_______.”

The parties have duly executed this Amendment as of August 2, 2021.

	F/m Funds Trust		Ultimus Fund Solutions, LLC
By:	/s/ Alexander Morris	By:	/s/ David James
Name:	Alexander R. Morris	Name:	David K. James
Title:	President	Title:	Executive Vice President and Chief Legal and Risk Officer